                                                                     Exhibit 5.1



                               January 29, 1998


ICG Communications, Inc.
9605 East Maroon Circle
P.O. Box 6742
Englewood, Colorado  80155-6742

     Attn:  William J. Laggett, Chairman of the Board

Dear Mr. Laggett:

We have acted as special counsel for ICG Communications, Inc. (the "Company") in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-8 relating to the registration of 8078 shares of ICG Communications, Inc. Common Stock, $.01 par value per share ("Common Stock"), that may be purchased pursuant to grants made under the NETCOM On-Line Communication Services, Inc. Amended and Restated 1993 Stock Option Plan (the "Plan").

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion. On the basis of such inquiries or examinations, it is our opinion that any newly issued shares of Common Stock purchased from the Company pursuant to the Plan, when paid for as contemplated by the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.


                                       Very truly yours,



                                       Sherman & Howard L.L.C.